EXHIBIT 10.1
FIRST AMENDMENT TO
EXECUTIVE EMPLOYMENT AGREEMENT
     THIS FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (“Employment Amendment”) is entered into on this 2nd day of October 2006, but effective as of August 24, 2006, by and between G&K Services, Inc., a Minnesota corporation (“Employer”), and Richard L. Marcantonio, a resident of the State of Minnesota (“Executive”).
INTRODUCTION
     A. Employment Agreement. Employer has determined to and does employ Executive in the capacity of Chairman and Chief Executive Officer under a written Executive Employment Agreement dated as of August 31, 2004 (the “Employment Agreement”). Section 8.9 of the Employment Agreement provides for its amendment by a written instrument signed by the parties thereto. Capitalized terms used in this Amendment and not defined herein will have the meaning defined in the Employment Agreement.
     B. Clarification of Employment Agreement. Section 5.5(d) of the Employment Agreement provides for continued vesting of all unvested stock options granted to Executive by Employer prior to Executive’s voluntary retirement under certain specified conditions. However, the Employment Agreement does not explicitly address the exercise period for any unvested stock options that would continue to vest after any such retirement; or whether the normal period for the exercise of Executive’s unvested and vested stock options after any such retirement would be extended. On August 24, 2006, Employer’s Board of Directors authorized changes to the Employment Agreement that are intended to resolve those issues; and Executive and Employer desire to enter into this Amendment to document those changes.
     C. Compliance with Code Section 409A. Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and the Proposed Regulations issued thereunder on October 4, 2005 (the “Proposed Regulations”) may require that certain provisions of the Employment Agreement be amended on or before December 31, 2006, but effective as of January 1, 2005, to prevent accelerated income taxes and a 20% penalty from applying to certain vested benefits that may earned by Executive thereunder. Executive and Employer intend that the changes in this Amendment, with respect to Executive’s previously issued stock options, be construed to comply with Section 409A.
AMENDMENT
     NOW, THEREFORE, in consideration of the facts recited above, which are a part of this Amendment, and the promises contained in this Amendment, Employer and Executive agree that the Employment Agreement shall be amended as follows:
     1. Section 5.5(d) of the Employment Agreement is hereby amended to read as follows:

    (d) (i) Executive gives Employer a written Notice of Termination at least twelve (12) months in advance of his employment separation, and thereafter retires from his employment with Employer on a Date of Termination that is consistent with such notice, then effective as of that Date of Termination all unvested stock options and restricted stock granted to Executive by Employer on or after August 24, 2006, and before that Date of Termination, will automatically become fully vested, all restrictions on the exercise of such options or transfers of such stock (as applicable) will automatically lapse, and the exercise period for such options will continue until the end of their original fixed term, with all the rights and privileges set forth under the applicable Restricted Stock Agreement or Employer’s 1998 Stock Option and Compensation Plan (or any successor plan); Provided, however, that the twelve (12) month notice requirement stated in this Section 5.5(d)(i) shall not apply, and Executive shall nevertheless be entitled to the benefits stated in this Section 5.5(d)(i), in the event of Executive’s separation from employment with Employer due to his involuntary termination by Employer without cause, his resignation for Good Reason, or due to his Disability, which term (“Disability”) shall have the meaning set forth in Section 1.6 of the Employment Agreement, including, for purposes of this Section 5.5(d)(i) only, a Disability directly caused by reason of the physical or mental illness, bodily injury or disease of Executive’s spouse or child; Provided further, however, that the determination of the existence of a Disability will be made by certification of a qualified medical doctor selected by Employer and approved by Executive (or, in the event of the Executive’s incapacity to designate a doctor, the Executive’s legal representative), which approval shall not be unreasonably withheld.
(ii) In any event, if any vested or unvested stock options granted to Executive before August 24, 2006, have not expired by their terms before any Date of Termination under this Employment Agreement, any such unvested options will continue to vest after such Date of Termination and the exercise period of each such vested and unvested stock option will be automatically extended, but not beyond its original fixed term, until the later of: (A) the last day of the calendar year in which the option period would otherwise have expired due to Executive’s retirement, or (B) a date two and one-half months after the option period would otherwise have expired due to Executive’s retirement, with all the rights and privileges set forth under Employer’s 1998 Stock Option and Compensation Plan (or any successor plan).
     2. Confirmation of Employment Agreement. Except as herein expressly amended, all of the terms and covenants of the Employment Agreement described above shall remain in full force and effect and the Employment Agreement shall be otherwise unaffected hereby.

     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Executive Employment Agreement to be duly executed and delivered on the day and year first above written, but effective as of August 24, 2006.

EMPLOYER:	G&K SERVICES, INC.
By /s/ Wayne Fortun
Wayne Fortun
Chairman of the Compensation Committee Board of Directors

G&K SERVICES, INC.
By /s/ Jacqueline T. Punch
Jacqueline T. Punch
Senior Vice President, Human Resources

EXECUTIVE:	/s/ Richard L. Marcantonio
Richard L. Marcantonio
Executive's Address:	6517 Willow Wood Road Edina, MN 55436